Exhibit 99.1

NEWS RELEASE

Monday, May 10, 2004 3:50 p.m. ET

FLOTEK INDUSTRIES, INC.

7030 Empire Central Drive, Houston, Texas 77040

TRADING SYMBOL: OTCBB:FLTK

For more information contact: Rosalie Melia
Tel: 713-849-9911    Fax: 713-466-8386
rmelia@flotekind.com

HOUSTON, TEXAS—MAY 10, 2004

Flotek Industries, Inc. reported continued improvement through the first quarter 2004 as evidenced by record quarterly revenue of $4,796,397 and net income of $233,990, or $0.04 basic net income per common share. First quarter revenues increased 29% over the 4th quarter 2003 and 44% over 1st quarter 2003. Gross margins showed even stronger growth, and were 67% and 46% higher than 4th quarter and 1st quarter 2003, respectively. In addition, gross margins increased to 41% of revenues versus an average of 38% for fiscal 2003. This improvement in margins is attributable to continual improvement in operational controls which have lowered costs, improved relationships with suppliers, and an improvement in product mix as more customers are using Flotek’s proprietary products. Consequently, income from continuing operations grew 203% over 1st quarter 2003 and basic EPS from continuing operations grew by 152%.

As a result of the continued operational performance and top line growth, Flotek’s balance sheet has improved slightly as evidenced by a 13% growth in stockholder’s equity during the quarter. These improvements have resulted in Flotek initiating discussions to restructure its debt with several institutions including its primary lender.

The outlook for Flotek’s business continues to be encouraging. Flotek’s MTI facility in Raceland, LA showed a significant increase in revenue as throughput grew considerably in the quarter due to the start of a major project in the Gulf of Mexico. The Chemical group continued to grow with performance being led by Flotek’s proprietary line of green chemicals and growing international sales into Mexico, Canada and Russia. Turbeco delivered another strong quarter due to its broadened product line and continuing market penetration. Petrovalve sales were not at anticipated levels; however, sales have resumed to PdVSA and the sales and management team at Petrovalve have been recently bolstered with the addition of Doug Lanzara, Vice President and General Manager and Garry Tucker, North American Sales Manager.

Summary of Financial Performance from Continuing Operations

	Quarter Ending
	March 31, 2004	March 31, 2003
Revenue	$4,796,397	$3,328,445
Gross margin	$1,968,569	$1,349,141
Income from continuing operations	$233,990	$77,350
Basic EPS from continuing operations	$0.04	$0.01
EBITDA	$613,229	$358,609

Flotek’s CEO, Jerry Dumas stated, “The momentum of our total company is primarily the result of a culture that is maturing into a positive attitude of expected success among all Flotek employees. The attitude of taking value as well as products and services to our customers is prevalent”.

More detail on the quarter is available in the Company’s 10-Q which is available through Flotek’s web site at http://www.flotekind.com/.

Flotek is a publicly traded company involved in the engineering, manufacturing and marketing of innovative downhole production, drilling equipment and specialty chemicals for cementing and stimulation. It serves major and independent companies in the domestic and international oil industry.

Statements made in this press release, including those relating to the positive direction of the Company, increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.